UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 15, 2015 (January 13, 2015)

HCP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-08895	33-0091377
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1920 Main Street

Suite 1200

Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 407-0700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On January 13, 2015, HCP, Inc., a Maryland corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with the representatives of the several underwriters named therein (the “Underwriters”) relating to the sale by the Company of $600,000,000 aggregate principal amount of 3.400% senior unsecured notes due 2025 (the “Notes”).  The net proceeds of the offering, after deducting the underwriting discount and estimated offering expenses payable by the Company, are approximately $589.4 million, which the Company intends to use (i) to repay the U.S. dollar portion outstanding under its $2.0 billion revolving line of credit, which was $105 million as of January 12, 2015, which borrowings were principally used to discharge mortgage indebtedness on certain properties; (ii) to repay its $200.0 million 6.0% Senior Notes due March 2015; (iii) to repay its $200.0 million 7.072% Senior Notes due June 2015; and (iv) for general corporate purposes, including future acquisitions, investments or repayment of other indebtedness.

The foregoing description of the Underwriting Agreement is a summary and is qualified in its entirety by the terms of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The press release announcing the pricing of the offering is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.  The following exhibits are being filed herewith:

No.	Description
1.1	Underwriting Agreement by and between the Company and the Underwriters, dated January 13, 2015
99.1	Press Release, dated January 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2015	HCP, Inc.
(Registrant)

	By:	/s/ Timothy M. Schoen
Timothy M. Schoen
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description
1.1	Underwriting Agreement by and between the Company and the Underwriters, dated January 13, 2015
99.1	Press Release, dated January 13, 2015